Exhibit 23.A
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333-111905) and Form S-3 (No. 333-136106) of Farmers National Banc Corp. of our report dated February 20, 2007, relating to the consolidated balance sheet of Farmers National Banc Corp. as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, and our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in the December 31, 2006 Annual Report on Form 10-K of Farmers National Banc Corp.

-s- Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
March 2, 2007